EXHIBIT 2


         [letterhead of Banc of America Commercial Finance Corporation]


October 18, 1999



Mr. Michael J. Collins
c/o Wachovia Securities, Inc.
IJL Financial Center
201 North Tryon Street
Charlotte, NC  28202

Dear Mike:

Banc of America Commercial Finance Corporation ("BACF") is pleased to present its proposal to finance the proposed purchase of all of the outstanding shares of CEM Corporation ("CEM") by Mr. Michael J. Collins, as described below (the "Transaction"). BACF proposes to provide credit available in an amount totaling up to $18.00 million in the form of a $3.00 million Revolving Credit Facility, a $10.00 million Term Loan A, and a $5.00 million Term Loan B (collectively, the "Financing"). The Financing is based on a maximum of $8.40 p/share being tendered for the approximately 3 million shares outstanding of CEM. It is anticipated that the uses will be as follows ($000):

                                   Uses ($000)
                                   -----------

                Purchase Stock                            25,565

                Fees & Expenses                            1,329

                Refinance Existing Debt                    1,239

                Unused Revolver                            3,000
                                                          ------

                  Total                                   31,133
                                                          ======

Michael J. Collins
October 18, 1999
Page 2



REVOLVING CREDIT FACILITY
-------------------------

      Borrower:                     A newly formed company, whose sole purpose
                                    is to merge into CEM ("Newco" or "Company").

      Guarantor:                    A newly formed holding company, whose sole
                                    purpose is to own the stock of Newco
                                    ("Holdings").

      Revolver Amount:              Up to $3,000,000.

      Interest Rate:                Floating at the 30 day LIBOR rate plus 375
                                    basis points, payable monthly in arrears.

      Revolver Term:                Coterminous with Term Loan B.

      Availability:                 Subject to an advance rate against eligible
                                    accounts receivable of up to 85.0%, and an advance rate against eligible inventory of 50%.

      Collateral:                   A first lien on all of the Company's assets,
                                    including cash, cash equivalents, inventory, accounts receivable, property, plant and equipment, intangibles, insurance policies, contract rights and other agreements, together with a pledge of the stock of the Borrower and any subsidiaries, and a first security interest in all of the purchaser's rights under the Purchase Agreement and any escrows established pursuant thereto.

      Purpose:                      For working capital.

      Draws:                        Minimum draw of $100,000.

      Revolver Amount
      Drawn at Closing:             Estimated to be zero at closing.

      Letter of Credit
      sub-facility Amount:          $500,000

      Letter of Credit Fees:        3.75% of the amount of the letters of credit
                                    outstanding, payable quarterly in arrears.
                                    In addition, the Borrower shall pay whatever fees the issuing bank requires for the standby or documentary L/C's.

      Ranking: The Revolver shall rank pari passu with all other portions of the Financing.

      Facility Fee:                 37.5 basis points of the average undrawn
                                    amount of the Revolving Credit Facility, payable quarterly.

      Optional Prepayment:          A prepayment penalty shall be payable on the
                                    revolver equal to that under the Term Loans.

Michael J. Collins
October 18, 1999
Page 3



TERM LOAN A
-----------

     Borrower:                      Same as Revolver

     Guarantor:                     Same as Revolver

     Amount:                        $10,000,000

     Interest Rate:                 Floating at the 30 day LIBOR rate plus 450
                                    basis points, payable monthly in arrears.

     Term:                          6 years.

     Mandatory Repayment:
     - Scheduled:                   To be paid in equal quarterly installments
                                    based on the following annual schedule:

                                             Yr1                      750
                                             Yr2                    1,000
                                             Yr3                    1,500
                                             Yr4                    2,000
                                             Yr5                    2,250
                                             Yr6                    2,500

     - Cash Sweep:                  50% of Excess Cash Flow shall be paid
                                    annually as additional principal payments, applied in inverse order of maturity. Excess
                                    Cash Flow shall mean EBITDA less capital expenditures, less cash taxes, less scheduled debt service.

     - Asset Sales:                 100% of net proceeds of asset sales shall be
                                    applied to installments due in inverse order of maturity.

     - Equity Proceeds:             100% of net equity offering proceeds shall
                                    be applied to installments due in inverse order of maturity.

     Collateral:                    Same as the Revolving Credit Facility.

     Ranking:                       Ranks pari passu with Revolver & Term
                                    Loan A.

TERM LOAN B
-----------

     Borrower:                      Same as Revolver & Term Loan A.

     Guarantor:                     Same as Revolver & Term Loan A.

     Amount:                        $5,000,000

     Interest Rate:                 Floating at the 30 day LIBOR rate plus 600
                                    basis points, payable monthly in arrears.

     Term:                          7 years.

     Mandatory Repayment:
     - Scheduled:                   Four equal quarterly payments beginning with
                                    the earlier of the first quarter after
                                    repayment in full of the Term Loan A or year seven.

Michael J. Collins
October 18, 1999
Page 4



     - Cash Sweep:                  After repayment in full of Term Loan A, 50%
                                    of Excess Cash Flow shall be paid annually as additional principal payments, applied in inverse order of maturity.

     - Other: After repayment in full of Term Loan A, 100% of net proceeds of asset sales, equity offerings and insurance proceeds shall be applied to in inverse order of maturity.

     Optional Prepayment:           After repayment in full of Term Loan A, with
                                    the same prepayment premiums as Term Loan A.

     Collateral:                    Same as the Revolving Credit Facility and
                                    Term Loan A.

GENERAL TERMS AND CONDITIONS
----------------------------

The general terms and conditions set forth below shall apply to the Financing:

Financial Covenants

Financial covenants shall include but not be limited to:

         (i)      debt coverage ratios,

         (ii) capital expenditure & research and development limitations, and

         (iii)    minimum EBITDA levels.

Other Covenants

Other covenants shall include but not be limited to:

         (i) financial reporting (including review of operating and capital expenditure budgets),

         (ii) restriction on additional indebtedness, stock issuance, investments, management compensation or liens,

         (iii)    prohibition on disposition of material assets,

         (iv)     limitations on leasing,

         (v)      prohibitions of dividends and repurchase of common stock,

         (vi)     restriction on related party transactions,

         (vii) change of control provisions (including equity holders, management, and Board of Directors),

         (viii)   merger and consolidation provisions and

         (ix) limitations on change in management contracts and replacement of key members of management.

Events of Default/Remedies

The transaction documents shall contain events of default and remedies customary for transactions of this type.

Michael J. Collins
October 18, 1999
Page 5



MISCELLANEOUS
-------------

Closing Date:                       To be mutually agreed upon.

Capital Contribution:               On the Closing Date, Mr. Collins shall
                                    contribute all of his common stock and
                                    options (approximately 480,000 shares) into the transaction, on terms acceptable to BACF. In addition, cash of $9.1 million at CEM will be used to fund part of the Transaction.

Environmental:                      You shall arrange for an environmental
                                    consulting firm acceptable to BACF to
                                    conduct an environmental and occupational safety and health review (the "Environmental
                                    Review") of the Borrower's properties and business practices. The scope of the Environmental Review, the report prepared by the consulting firm (the "Environmental
                                    Report") and the consulting firm must be satisfactory to BACF. BACF reserves the right to have the Environmental Report reviewed by its environmental consultants.
                                    Environmental representations, warranties, covenants, notices of default and indemnities related to compliance with environmental laws and regulations, and the maintenance of the Borrower's properties free of hazardous material and/or waste, as are deemed appropriate by BACF and its counsel in their sole discretion, will be required.

Employment Contracts:               BACF may require employment and non-compete
                                    contracts between the Company and certain members of senior management acceptable to BACF.

Limited Recourse:                   Mr. Collins shall be liable for any harm,
                                    loss, expense or damage (which may include lost principal or interest and legal fees) suffered or incurred by BACF as a result of fraud, waste, misapplication of funds
                                    (including, nonpayment of taxes or insurance premiums resulting therefrom and failure to account properly for any security deposit or other deposit), and any direct or indirect transfer of any collateral or the existence of liens on the collateral in violation of the Loan Documents (collectively, the
                                    "Recourse Obligations"). In addition, the
                                    Financing shall become recourse to Mr.
                                    Collins in the event of the voluntary
                                    bankruptcy of Holdings or the Company, or any involuntary bankruptcy filed against
                                    Holdings or the Company by any affiliate
                                    (the "Bankruptcy Obligations"). Mr. Collins' obligations for the Recourse Obligation and the Bankruptcy

Michael J. Collins
October 18, 1999
Page 6



                                    Obligations shall be evidenced by a Limited
                                    Guaranty and Indemnity Agreement in form and substance satisfactory to BACF.


Key-Man Life Insurance:             BACF may require key-man life insurance on
                                    certain members of senior management in
                                    amounts acceptable to BACF.

Transaction                         Expenses: All of BACF 's out-of-pocket
                                    expenses (including expenses of legal
                                    counsel and outside consultants) will be for your account and will be paid by you, regardless of whether the transactions contemplated hereby are consummated.

Good  Faith Deposit:                A $50,000 good faith deposit (the "Deposit")
                                    is due and payable upon acceptance of a
                                    proposal letter. The Deposit will be
                                    refunded, less any out-of-pocket expense incurred, only in the event that BACF does not approve this transaction and deliver a commitment letter on substantially the terms outlined herein. If CEM is purchased by someone other than Mr. Collins prior to the delivery of a commitment letter, the Deposit shall be non-refundable. At closing, the Deposit will be credited against the Commitment Fees due as outlined in a separate fee letter.

Interest Rate Protection:           BACF may require that the Company obtain
                                    interest rate protection with respect to its floating rate obligations under the
                                    Financing.

Broker: Mr. Collins agrees to indemnify and hold BACF harmless from any claim for any commission, fee or compensation from any broker resulting from this transaction. BACF represents that it has not retained any broker or third party in connection with the proposed transaction that it has not arranged to compensate separately. No broker or any other third party has any authority to act or bind BACF

Assignment:                         BACF's interest in the Financing may be
                                    assigned, sold, participated or otherwise transferred, in whole or in part

Indemnity:                          Mr. Collins agrees to indemnify and hold
                                    BACF harmless from any claim for damage, loss or expense arising out of, or in connection with, or any action contemplated in connection herewith, if this transaction is not consummated.

Michael J. Collins
October 18, 1999
Page 7



Documentation:                      Negotiation of transaction agreements,
                                    perfection of liens, and satisfaction of
                                    other customary closing conditions
                                    (including opinions) must be satisfactory in
                                    form and substance to BACF and its counsel.
                                    BACF's counsel shall prepare drafts of
                                    transaction documents for the Financing.
Conditions to
Commitment:                         If a commitment letter is issued it shall be
                                    subject to the satisfaction, in BACF's
                                    discretion, of certain conditions including but not limited to:


                                    (i)      satisfactory review of the fiscal
                                             year 1999 audited internal
                                             financial statements of the Company
                                             and the 2000 year-to-date internal
                                             financial statements of the
                                             Company;
                                    (ii)     satisfactory review of accounting,
                                             financial, operational and MIS
                                             systems and controls of the
                                             Company; and employment contracts
                                             with senior management;
                                    (iii)    satisfactory review of the scope of
                                             the Environmental Review and
                                             results of the Environmental
                                             Report;
                                    (iv)     satisfactory review of the
                                             historical financial performance of
                                             the Company, as well as, internal
                                             controls and procedures done by an
                                             accounting firm acceptable to BACF;
                                    (v)      absence of material adverse change
                                             in the financial condition,
                                             operations or business prospects of
                                             CEM or the Company;
                                    (vi)     satisfactory review of contingent
                                             liabilities;
                                    (vii)    satisfactory review of projected
                                             federal and state tax calculations,
                                             and insurance policies;
                                    (viii)   satisfaction by BACF with all terms
                                             of the Transaction, including,
                                             without limitation, any tender
                                             documents or merger agreement in
                                             connection therewith; and
                                    (ix)     and satisfactory review of the
                                             purchase agreements and equity
                                             documents (including charter,
                                             shareholder and other documents)
                                             with terms and conditions
                                             acceptable to BACF.

THIS IS NOT A COMMITMENT. THIS LETTER IS BEING SENT AT A TIME WHEN WE HAVE NOT YET UNDERTAKEN A FULL BUSINESS, CREDIT AND LEGAL ANALYSIS OF THE COMPANY AND THE PROPOSED TRANSACTION. AS A RESULT OF FURTHER INVESTIGATION AND ANALYSIS BY US AND OUR LEGAL COUNSEL OR BY REASON OF INFORMATION OF WHICH WE ARE NOT NOW AWARE, IMPEDIMENTS TO ISSUING A COMMITMENT LETTER OR CLOSING MAY BE DISCOVERED. ACCORDINGLY, WE MAY REQUIRE THAT THE PROPOSED TRANSACTION BE RESTRUCTURED OR OTHERWISE MODIFIED TO MAKE ALLOWANCE FOR SUCH IMPEDIMENTS. AS THE LENDER, WE ARE THE SOLE JUDGE OF WHAT IS AN IMPEDIMENT AND WHETHER THE IMPEDIMENT IS SO

Michael J. Collins
October 18, 1999
Page 8



SERIOUS AS TO IMPEDE OR PREVENT THE ISSUANCE OF A COMMITMENT LETTER OR THE CLOSING OF THE PROPOSED TRANSACTION.

This Proposal Letter is being provided to you on the condition that neither it nor its substance will be disclosed or distributed without the prior written consent of BACF except to the Company, your and their agents, advisors, Mr. Collins, and attorneys who have a need to know as a result of their being specifically involved in the proposed transaction. This letter is not a Commitment Letter.

This Proposal Letter

       (i) shall set forth the entire understanding to date between the parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter covered in this letter,

       (ii) may not be amended, modified or supplemented in any respect except as expressly set forth in writing signed by an authorized representative of BACF, and

       (iii) shall be governed by and construed in accordance with the internal laws of the State of New York.

Michael J. Collins
October 18, 1999
Page 9



If the terms of the Proposal Letter are acceptable to you, please sign below on the enclosed copy of this letter. This Proposal Letter will become effective upon your delivery to us of executed counterparts of this Proposal Letter and the Fee Letter, and you agree upon acceptance of this Proposal Letter to pay the fees set forth in the Proposal and Fee Letters (including the Deposit and out-of-pocket expenses). This Proposal Letter expires if not accepted by 5:00 p.m. on October 20, 1999.

                                  Very truly yours,
                                  Banc of America Commercial Finance Corporation

                                  By:  /s/ Joseph P. Longosz
                                       -------------------------------
                                       Joseph P. Longosz
                                       Senior Vice President

                                  By:  /s/ Karl F. Jaeger
                                       -------------------------------
                                       Karl F. Jaeger
                                       Vice President



Agreed and accepted:


/s/ Michael J. Collins
----------------------------
Michael J. Collins

Dated:  October 18, 1999
        ---------------